Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

BCB Bancorp, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 13, 2017, relating to the consolidated financial statements of BCB Bancorp, Inc. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Iselin, New Jersey
September 5, 2017